Exhibit 10.2
Fidelity National Information Services, Inc.

Notice of Performance Stock Unit Grant

You (the “Grantee”) have been granted the following award of performance stock units (the “Performance Stock Units”) denominated in shares of common stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Shares”), pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”):

Grantee:	«Name»
Number of Performance Stock Units Granted:	«Shares»
Grant Date:	«Date»
Vesting and Period of Restriction:	See Exhibit A
Measurement Periods:	See Exhibit A

See the Performance Stock Unit Award Agreement and Plan Prospectus for the specific provisions related to this Notice of Performance Stock Unit Grant and other important information concerning this award.

Fidelity National Information Services, Inc.

2022 Omnibus Incentive Plan
Performance Stock Unit Award Agreement

Section 1. GRANT OF PERFORMANCE STOCK UNITS

(a) Performance Stock Unit. On the terms and conditions set forth in the Notice of Performance Stock Unit Grant (the “Grant”) and this Performance Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Grant Date the Performance Stock Units set forth in the Grant and the Grantee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b) Plan and Defined Terms. The Performance Stock Units are granted pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms, provisions, and conditions applicable to the Performance Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof or the Grant is inconsistent with a provision of the Plan, the provisions of the Plan shall govern. All capitalized terms that are used in the Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. FORFEITURE; TRANSFER RESTRICTIONS; AND CHANGE IN CONTROL
(a) Forfeiture. The Performance Stock Units shall be subject to forfeiture until the Performance Stock Units vest in accordance with Exhibit A, except (i) in the case of death, Disability (as defined below), Qualified Involuntary Termination (as defined below), a Termination Without Cause (as defined below) or Qualified Retirement (as defined below) of the Grantee or (ii) to the extent otherwise provided by this Agreement or the provisions of an employment agreement between the Company or its Subsidiary and the Grantee. All unvested Performance Stock Units shall be forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary for any reason, provided that:

(i)In the event of the Grantee’s death or Disability, the number of unvested Performance Stock Units determined in accordance with this Section 2(a)(i) shall vest as of the date of the Grantee’s death or Disability and become free of any forfeiture and transfer restrictions described in this Agreement, and as soon as practicable (and in no case more than 75 days) after the Grantee’s death or Disability, the Company will make payment to the Grantee in respect of the vested Performance Stock Units by delivering to the Grantee a number of Shares equal to the number of Performance Stock Units that vested in accordance with this Section 2(a)(i) or, in the sole discretion of the Company, in cash, in U.S. dollars or other currency (or a combination of cash and Shares thereof) less any required tax withholding pursuant to Section 7(b) of this Agreement. If the date of the Grantee’s death or Disability occurs after the Measurement Period End Date (as defined in Exhibit A), the number of unvested Performance Stock Units that vest for the Measurement Period (as defined in Exhibit A) shall be determined based on actual performance results in respect of the Performance Goals (as defined in Exhibit A) for such Measurement Period (the “Actual Performance Achievement”). If the Measurement Period has not been completed as of the date of the Grantee’s death or Disability, the target number of outstanding Performance Stock Units Eligible to be Earned (as defined in Exhibit A) for such Measurement Period (assuming the target level achievement of Performance Goals (the “Target Performance Achievement”)), shall vest and become free of any forfeiture restrictions described in this Agreement.

(ii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Retirement prior to the vesting of the Performance Stock Units, then all unvested Performance Stock Units that have been outstanding for a period of at least nine (9) months as of the date of the Grantee’s eligible retirement date specified in the Notice of Retirement (as defined below) shall continue to be earned and eligible to vest in accordance with Exhibit A and the terms of this Agreement following the date of the Grantee’s Qualified Retirement as if the Grantee’s employment had continued through the third anniversary of the Grant Date. Any unvested Performance Stock Units that have been outstanding for a period of less than nine (9) months as of the Grantee’s eligible retirement date specified in the Notice of Retirement shall be forfeited for no consideration upon the Grantee’s termination of

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employment with the Company or its Subsidiary. If the Grantee gives Notice of Retirement meeting all of the requirements under the Qualified Retirement Equity Program (as defined below) and the Company specifies an approved retirement date that is prior to the date on which the Performance Stock Units have been outstanding for at least nine (9) months, such affected Performance Stock Units shall not be forfeited and shall continue to be treated as an Eligible Equity Award (as defined in the Qualified Retirement Equity Program). Performance Stock Units that are earned and become vested pursuant to this Section 2(a)(ii) shall be paid on the Payment Date (as defined in Section 3 hereof) in accordance with Section 3 hereof. The continued vesting due to a Qualified Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the Grantee’s compliance with Section 6 of this Agreement) and the execution of a release of all claims against the Company and its affiliates and related parties in such form as is reasonably required by the Company. To be eligible for a Qualified Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Involuntary Termination prior to the vesting of the Performance Stock Units, then all unvested Performance Stock Units as of the date of the Qualified Involuntary Termination for which the Measurement Period ends during the twelve (12) month period immediately following the date of the Qualified Involuntary Termination shall continue to be earned and eligible to vest in accordance with Exhibit A and the terms of this Agreement as if the Grantee’s employment had continued through the third anniversary of the Grant Date. Performance Stock Units that become vested pursuant to this Section 2(a)(iii) shall be paid on the Payment Date in accordance with Section 3 hereof. The continued vesting due to a Qualified Involuntary Termination described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement.

(iv)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Termination Without Cause prior to the vesting of the Performance Stock Units, then all unvested Performance Stock Units shall be immediately forfeited for no consideration upon the Termination Without Cause.

(v)For purposes hereof:

(1)“Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or its Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or its Subsidiary, “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care, (B) willful neglect of duties, (C) conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud, (E) material breach of this Agreement, including without limitation, any breach of Section 6 of this Agreement, (F) material breach of the Company’s business policies, accounting practices, codes of conduct or standards of ethics, or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(2)“Disabled” or “Disability” shall mean (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Grantee.

(3)“Good Reason” shall apply in this Agreement only if the Grantee has an employment agreement with the Company or its Subsidiary with an applicable Good Reason provision and shall have the meaning ascribed to that term in such employment agreement.

(4)“Qualified Involuntary Termination” shall mean the Grantee’s involuntary termination of employment by the Company or its Subsidiary, other than for Cause, at a time when the

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Grantee would have satisfied the age and service requirements for a Qualified Retirement on the date of termination.

(5)“Qualified Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ prior written notice to the Company (the “Notice of Retirement”), on or after attaining a minimum of sixty-five (65) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of fifty-five (55) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of five (5) Years of Service.

(6)“Qualified Retirement Equity Program” shall mean the Company’s Amended and Restated Qualified Retirement Equity Program approved by the Company’s Compensation Committee effective as of May 26, 2022, as may be amended or restated from time to time.

(7)“Termination Without Cause” shall mean the involuntary termination of the Grantee’s employment by the Company or its Subsidiaries without Cause (and other than due to death or Disability).

(8)“Years of Service” shall mean the total consecutive and continuous service with the Company, a Subsidiary or a predecessor entity of the Company or its Subsidiary, as an Employee.

(vi)If any provision of this Section 2 conflicts with any provision of an employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary, which is currently or then in effect, such conflicting provisions of the Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to the Grantee.

(b) Transfer Restrictions. During the Period of Restriction, and until payment of Shares is made by the Company with respect to any vested Performance Stock Units pursuant to Section 3 of this Agreement, the Performance Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.
(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Performance Stock Units in accordance with the Grant. For the avoidance of doubt, once Performance Stock Units vest, the Period of Restriction lapses as to those Performance Stock Units. Subject to the terms of the Plan and Sections 4(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall be entitled to payment in accordance with Section 3 hereof.

(d) Change in Control.
(i)Subject to Section 2(d)(ii) below, in the event of a Change in Control (including, for the avoidance of doubt, a Change in Control that occurs within three (3) months following an Involuntary Termination of the Grantee), (A) if the Measurement Period has been completed prior to the Change in Control, any outstanding Performance Stock Units eligible to vest in respect of the Measurement Period, but in respect to which payment has not been made, shall immediately vest in an amount equal to the number of Performance Stock Units eligible to vest based on the greater of (1) the Target Performance Achievement for the Measurement Period or (2) the Actual Performance Achievement for the Measurement Period, as determined by the Committee in its sole discretion prior to the Change in Control, and (B) if the Measurement Period has not been completed prior to the Change in Control, all outstanding Performance Stock Units eligible to vest in respect of the Measurement Period shall vest in an amount equal to the number of Performance Stock Units eligible to vest based on the greater of (1) the Target Performance Achievement for the Measurement Period or (2) the projected actual performance results in respect of the Performance Goals for the Measurement Period based on the level of projected achievement of the Performance Goals and TSR goals for the Measurement Period that are reasonably
1 Reflects the definition of a Qualified Retirement for participants located in the United States. Eligibility definitions for a Qualified Retirement may vary for participants located outside of the United States to comply with applicable law. Please consult The People Office for the applicable definition of a Qualified Retirement for participants located outside of the United States and for the current notification process in place at the time you wish to provide Notice of Retirement.

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determinable, as determined by the Committee in its sole discretion prior to the Change in Control, but, in each case, payment of such vested Performance Stock Units shall not be made in respect of any such vested Performance Stock Units until such time that the Performance Stock Units would have otherwise become payable in accordance with Section 3 of this Agreement (absent the occurrence of such Change in Control). Notwithstanding the preceding sentence, in the event of an Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, payment shall be made in respect of any such vested Performance Stock Units (unless required to be made earlier pursuant to Section 3 hereof) as soon as practicable (and in no case more than thirty (30) days) upon the date of such Involuntary Termination, subject to any delay in payment required by Section 7(j) of this Agreement.
(ii)If the outstanding Performance Stock Units that would otherwise vest pursuant to Section 2(d)(i) above are assumed (or a substantially equivalent award is substituted therefor) or otherwise remain outstanding following the Change in Control other than any Performance Stock Units in respect of which an Involuntary Termination of the Grantee occurred prior to a Change in Control, then all such Performance Stock Units shall, immediately prior to or upon such Change in Control, be converted into restricted stock units in respect of an equivalent number of Shares (or common securities of the acquirer or a parent thereof) subject only to the Time-Based Restriction (the “Converted RSUs”). Such Converted RSUs shall vest on the same terms as specified herein (absent the occurrence of such Change in Control); provided, that in the event of the Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, such Converted RSUs shall immediately vest in full upon the date of such Involuntary Termination and payment shall be made in respect of any such vested Converted RSUs (unless required to be made earlier pursuant to Section 3 hereof) as soon as practicable (and in no case more than thirty (30) days) upon the date of such vesting date, subject to any delay in payment required by Section 7(j) of this Agreement.

Section 3. PAYMENT IN RESPECT OF PERFORMANCE STOCK UNITS

Except as specifically provided herein, as soon as practicable (and in no case more than thirty (30) days) after the third anniversary of the Grant Date (the “Payment Date”), the Company shall make payment to the Grantee in respect of the vested Performance Stock Units by delivering to the Grantee a number of Shares equal to the number of Performance Stock Units that vested or, in the sole discretion of the Company, in cash, in U.S. dollars or other currency, equal to the Fair Market Value on the Payment Date of the number of Performance Stock Units that vested (or a combination of cash and Shares thereof) less any required tax withholding pursuant to Section 7(b) of this Agreement.

Section 4. TRADING STOCK AND SHAREHOLDER RIGHTS; TRANSFER RESTRICTIONS; HOLDING REQUIREMENT FOLLOWING PERIOD OF RESTRICTION

(a)The Grantee is subject to insider trading liability if the Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), or someone designated as an “insider” by the Company, the Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as “blackout periods.” A recurring “blackout period” begins at the close of the market on the 15th day of the third month of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)Prior to the Payment Date, the Grantee shall not have any rights as a shareholder of the Company in connection with these Performance Stock Units and the Grantee’s interest in the Performance Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following delivery of Shares upon the Payment Date, the Grantee shall have all rights as a shareholder with respect to such Shares.

(c)The Grantee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Company stock; (ii) engaging in short sale transactions with the Performance Stock Units and Company stock; and (iii) pledging the Performance Stock Units

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and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For the Grantee who is not such designated executive officer, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Company stock and (ii) engaging in short sale transactions with the Performance Stock Units and Company stock.

(d)If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee as of the Payment Date pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Board; provided, however, that this Section 4(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

SECTION 5.    DIVIDEND EQUIVALENTS

(a) Any dividend equivalents earned with respect to Performance Stock Units that remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b) Such held dividend equivalents shall be subject to the same Period of Restriction as the Performance Stock Units to which they relate.

(c) Any dividend equivalents held pursuant to this Section 5 which are attributable to Performance Stock Units that vest pursuant to this Agreement shall be paid to the Grantee at the same time payment is made hereunder with respect to such Performance Stock Units.

(d) Dividend equivalents attributable to Performance Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company for no consideration on the date such Performance Stock Units are forfeited.

Section 6. GRANTEE OBLIGATIONS; RESTRICTIVE COVENANTS

In consideration for the benefits provided herein, the Grantee agrees to abide by the following terms:

(a)    Confidential Information. The Grantee has occupied a position of trust and confidence and has had access to substantial information about the Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates and Subsidiaries. The Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates and Subsidiaries, as the case may be. The Grantee shall keep confidential and, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, shall not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates or Subsidiaries, nor shall the Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of the Grantee’s employment, for any reason, the Grantee shall not disclose, or permit or encourage anyone else to disclose, any such information, nor shall the Grantee use any such information, either alone or with others, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, except that this Agreement does not prohibit Grantee from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any

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investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal compliance officer; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self- regulatory organization.
.

(b)    Noncompetition, Nonsolicitation and Non-Hire. The Grantee acknowledges that he or she has acquired substantial knowledge and confidential information concerning the business of the Company and its affiliates and Subsidiaries as a result of his or her employment. The Grantee further acknowledges that the scope of business in which the Company and its affiliates and Subsidiaries are engaged as of the Grant Date is international and very competitive. Competition by the Grantee in that business after the termination of the Grantee’s employment, for any reason, could severely injure the Company and its affiliates and Subsidiaries.

In this Section:

(i)    “Competitive Business” shall mean any firm or business that directly competes with any business unit of the Company or any of its affiliates or Subsidiaries in which the Grantee has worked during the two-year period prior to termination of his or her employment;

(ii)    “Customer” shall mean any business or person for which the Company or its affiliates or Subsidiaries provided products or services during the twelve (12) months prior to the termination of the Grantee’s employment;

(iii)    “Prospective Customer” shall mean any business or person from which the Company or any of its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of the Grantee’s employment; and

(iv)    “Restricted Territory” shall mean any country or other geographic scope in which the Company or its affiliates or Subsidiaries conducted business in the twelve (12) months prior to the termination of the Grantee’s employment in relation to which the Grantee had material responsibilities.

During the Grantee’s employment and for a period ending on the later of (A) one year after the termination of the Grantee’s employment, for any reason (other than a Qualified Retirement), or (B) in the case of a termination of the Grantee’s employment due to a Qualified Retirement for purposes of post-termination vesting, the date on which the Performance Stock Units become fully vested in accordance with Section 2(a)(ii) herein, the Grantee agrees:

(1)that, in the Restricted Territory, the Grantee shall not, directly or indirectly: (i) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company or any of its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer; and

(2)not to, directly or indirectly, on behalf of the Grantee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of the Company or any of its affiliates or Subsidiaries during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)     The Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. The Grantee agrees that the Company’s remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting the Grantee from

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committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, the Grantee and the Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of this Section 6 shall apply to restrict the Grantee’s conduct, or trigger any reimbursement or recoupment obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision shall apply as construed, amended, reformed or equitably modified.

(e)    The Grantee also recognizes and acknowledges that the value of the Performance Stock Units he or she is receiving under this Agreement represents a portion of the Grantee’s value to the Company such that if the Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Performance Stock Units represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by the Grantee of any restriction contained in this Section 6, such breach shall be considered a material breach of the terms of the Plan, and any other program, plan or arrangement by which the Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if the Grantee breaches any restrictive covenant contained in this Section 6, the Company shall also be entitled to revoke any unvested Performance Stock Units and recover any shares (or the gross value of any shares) deliverable to the Grantee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any restrictive covenant in this Section 6 by the Grantee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to the Grantee, and shall remove such restriction placed on such shares only upon its determination in good faith that the Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with the Grantee.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a) Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Performance Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b) Tax Withholding. Pursuant to Article 21 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to the Performance Stock Units. The Company may condition the delivery of Shares (or the vesting of the Performance Stock Units, if applicable) upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Grant by the Company, the Board or the Committee.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General

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Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e) Choice of Law. This Agreement and the Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f) Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(g) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i) References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of Performance Stock Units subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan, this Agreement or any employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary to the contrary, if the Grantee is a “specified employee” under Section 409A, no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of (i) the first business day following the six (6) month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. Notwithstanding anything herein to the contrary, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the Performance Stock Units subject to Section 409A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.
SECTION 8.    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION

The Grantee, in accepting the grant of Performance Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, shall be at the sole discretion of the Committee.

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(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment agreement (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation.

(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its affiliates or Subsidiaries.

(g)In the event that the Grantee’s employer is not the Company, the grant of the Performance Stock Units shall not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Performance Stock Units shall not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or subsidiary thereof.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Performance Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units or diminution in value of the Performance Stock Units or any of the Shares issuable under the Performance Stock Units from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee’s employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9.    DATA PRIVACY

(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company or any of its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee’s employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands

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that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data shall be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

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EXHIBIT A

Vesting and Restrictions

The Performance Stock Units are subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

1.MEASUREMENT PERIODS

Subject to the terms and conditions hereof and of the Plan, the Performance Stock Units are subject to the performance restrictions set forth below (the “Performance Restrictions”) during the measurement period beginning on January 1, 2023 and ending on December 31, 2025 (the “Measurement Period”).

2.PERFORMANCE GOALS

(a)The Performance Restrictions have been established by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee may equitably adjust the Performance Restrictions below in the event a pandemic, force majeure event or similar event over which the Company has no control renders any of the Performance Goals ineffective.

(b)After the end of the Measurement Period, the Company shall determine (and the Committee shall certify) the Company’s Relative TSR during the Measurement Period. One hundred percent (100%) of the Performance Stock Units during the Measurement Period are subject to a Relative TSR performance goal, as described below (“Performance Goals”). For the Measurement Period, interpolation shall apply between the “Threshold” and “Target” performance goals and between the “Target” and “Maximum” performance goals; provided, however, no Performance Stock Units shall be earned for the Measurement Period if the “Threshold” level is not achieved for the performance goals.

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	Performance Goal Percentile Ranking	Payout (% of Target)
Maximum	>=90th %ile	200%
Target	55th %ile	100%
Threshold	30th %ile	50%
	<30th %ile	0%

(c)The total Performance Stock Units earned for the Measurement Period, if any, shall remain subject to the Time-Based Restriction described in Section 4 below.

3.RELATIVE TSR

(a)The term “Relative TSR” means the Company’s relative Total Shareholder Return (“TSR”) percentile rank for the Measurement Period compared to the TSR of the S&P 500 companies, as described below. For the avoidance of doubt, if the absolute Relative TSR for the Measurement Period is negative, then the maximum amount of the Performance Stock Units earned shall be 100% of the “Target” performance goal.

(b)For the Measurement Period subject to this Grant, the peer group (the “Peer Group”) consists of the shares of the companies that are included in the S&P 500 index (the “Index”) at the Measurement Period start date. If the shares of a company are removed from the Index due to bankruptcy or insolvency during the Measurement Period, the shares of that company shall not be removed from the Peer Group. If the shares of a company in the Peer Group are removed from the Index due to merger, acquisition or other corporate action during the Measurement Period, the shares of the company removed from the Index shall be removed from the Peer Group for the Measurement Period only where the date of removal from the Index occurs prior to the Measurement Period end date.

(c)The calculation of the Relative TSR is the average daily closing price per share for the last twenty (20) trading days of the Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the last twenty (20) trading days immediately preceding the Measurement Period start date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Period. Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, the Relative TSR shall be measured consistent with the Company’s calendar fiscal year. For the avoidance of doubt, the Relative TSR formula is:

Relative TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

Any Performance Stock Units that fail to be earned in the Measurement Period based on the satisfaction of the Performance Restriction for the Measurement Period shall be immediately forfeited to the Company.

Time-Based Restriction

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4.TIME-BASED RESTRICTION

For any Performance Stock Units to vest, the Grantee must remain continuously employed by the Company from the Grant Date through the third anniversary of the Grant Date (the “Time-Based Restriction”), except as specifically set forth in this Agreement.

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